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EX - 99.(m)(3)

                             MERCANTILE FUNDS, INC.
                       (formerly, M.S.D. & T. Funds, Inc.)

                         DISTRIBUTION AND SERVICES PLAN
                               FOR CLASS C SHARES

                This Distribution and Services Plan (the "Plan") has been adopted by the Board of Directors of Mercantile Funds, Inc. (the "Company") in connection with the Class C Shares of each of the following investment portfolios of the Company: Prime Money Market Fund, Government Money Market Fund, Tax-Exempt Money Market Fund, Limited Maturity Bond Fund, Total Return Bond Fund, Maryland Tax-Exempt Bond Fund, Intermediate Tax-Exempt Bond Fund, National Tax-Exempt Bond Fund, Growth & Income Fund, Equity Income Fund, Equity Growth Fund, Capital Opportunities Fund, International Equity Fund and Diversified Real Estate Fund (collectively, the "Funds"). The Plan has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act").

                Section 1. Expenses. The Company may incur expenses under the Plan in an amount not to exceed 1.00% annually of the average daily net assets attributable to the outstanding Class C Shares of each of the Funds.

                Section 2. Distribution Payments. (a) The Company may pay the distributor of the Company (the "Distributor") (or any other person) a fee (a "Distribution Fee") of up to 0.75% annually of the average daily net assets attributable to the Class C Shares of each of the Funds. The Distribution Fee shall be calculated and accrued daily, paid monthly and shall be in consideration for distribution services and the assumption of related expenses (including the payment of commissions and transaction fees) in conjunction with the offering and sale of Class C Shares of the Funds. In determining the amounts payable on behalf of a Fund under the Plan, the net asset value of the Fund's Class C Shares shall be computed in the manner specified in the Company's then current Prospectuses and Statements of Additional Information describing such Class C Shares.

                (b) Payments to the Distributor under subsection (a) above shall be used by the Distributor to cover expenses and activities primarily intended to result in the sale of Class C Shares of the Funds. Such expenses and activities may include but are not limited to: (i) direct out-of-pocket promotional expenses incurred by the Distributor in advertising and marketing Class C Shares of the Funds; (ii) expenses incurred in connection with preparing, printing, mailing, and distributing or publishing advertisements and sales literature; (iii) expenses incurred in connection with printing and mailing Prospectuses and Statements of Additional Information to other than current shareholders; (iv) periodic payments or commissions to one or more securities dealers, brokers, financial institutions or other industry professionals, such as investment advisors, accountants, and estate planning firms (each a "Distribution Organization") with respect to a Fund's Class C Shares beneficially owned by customers for whom the Distribution Organization is the Distribution Organization of record or shareholder of record; or (v) such other services as may be construed by any court or governmental agency or commission, including the Securities and Exchange Commission (the "Commission"), to constitute distribution services under the 1940 Act or rules and regulations thereunder.

                Section 3. Service Payments. (a) The Company may also pay the Distributor a fee (a "Service Fee"), as defined by Rule 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc., which shall be calculated and accrued daily and paid monthly, of up to 0.25% annually of the average daily net assets attributable to the Class C Shares of each of the Funds. In determining the amounts payable on behalf of a Fund under the Plan, the net asset value of the Fund's Class C Shares shall be computed in the manner specified in the Company's then current Prospectuses and statements of Additional Information describing such Class C Shares.

                (b)Payments to the Distributor under subsection (a) above shall be used by the Distributor to make periodic payments or commissions to one or more securities dealers, brokers, financial institutions, or other industry professional, such as investment advisors, accountants, and estate planning firms (each a "Service Organization") in order to cover expenses and activities primarily intended to result in the sale of Class C Shares of the Funds.

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                Section 4. Expenses Allocated; Compliance. Amounts paid by a
Fund under the Plan must be for services rendered for or on behalf of such Fund's Class C Shares. However, joint distribution financing or other services rendered with respect to such Class C Shares (which may involve other investment funds or companies that are affiliated persons of the Company or affiliated persons of the Distributor) is authorized to the extent permitted by law.

                Section 5. Reports to Company. So long as this Plan is in effect, the Distributor shall provide the Company's Board of Directors, and the Directors shall review, at least quarterly, a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.

                Section 6. Approval of Plan. This Plan will become effective with respect to a particular Fund on the date the public offering of Class C Shares of such Fund commences upon the approval by a majority of the Board of Directors, including a majority of those directors who are not "interested persons" (as defined in the 1940 Act) of the Company and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan (the "Disinterested Directors"), pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan.

                Section 7. Continuance of Plan. Unless sooner terminated in accordance with the terms hereof, this Plan shall continue until July 26, 2003, and thereafter for so long as its continuance is specifically approved at least annually by the Company's Board of Directors in the manner described in Section 6 hereof.

                Section 8. Amendments. This Plan may be amended at any time by the Board of Directors provided that (a) any amendment to increase materially the costs which the Class C Shares of a Fund may bear for distribution pursuant to the Plan shall be effective only upon approval by a vote of a majority of the outstanding Class C Shares of the Fund affected by such matter, and (b) any material amendments of the terms of the Plan shall become effective only upon approval in the manner described in Section 6 hereof.

                Section 9. Termination. This Plan, as to any Fund, is terminable without penalty at any time by (a) a vote of a majority of the Disinterested Directors, or (b) a vote of a majority of the outstanding Class C Shares of such Fund.

                Section 10. Selection/Nomination of Directors. While this Plan is in effect, the selection and nomination of those Disinterested Directors shall be committed to the discretion of such Disinterested Directors.

                Section 11. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

Adopted:        July 26, 2002, as amended February 7, 2003

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